Exhibit 10.8

English Translation

NON-COMPETITION AGREEMENT

Due to the nature of my position in the Company, I will receive Company Confidential Information. Through equal negotiation with the Company, I hereby agree with the Company that my non-competition obligations after the termination of my employment with the Company will be as follows:

1. Conditions of effectiveness

(a) I agree that, this Non-Competition Agreement shall become effective immediately upon the notice from the Company requesting me to assume the non-competition obligation after the termination of the employment with the Company. Such notice shall be issued by the Company within one month before or after the date of such termination. For the purpose of this Article, the notice shall be deemed effectively given when it is made in accordance with Article 9(g) of the Employee Confidentiality Agreement.

(b) I agree that, it will be determined by the Company at its sole discretion that whether or not I shall assume the non-competition obligation after the termination of my employment with the Company, without any need to obtain my separate consent.

2. Non-competition obligation after the termination of the employment

(a) I agree that, upon effectiveness of this Non-Competition Agreement, within 6 months after the termination of my employment with the Company (the “Non-Competition Period”), whether with or without cause, either for the benefit of myself or any other person or entity, or jointly with any other person or entity, I will not in any manner, directly or indirectly, sell, bid to sell, participate or initiate to sell, solicit to sell any products identical or similar to those of the Company which have been sold, seen or known by me during the course of my employment by the Company.

(b) I agree that, upon effectiveness of this Non-Competition Agreement, during the Non-Competition Period, whether or not within business hours, I will not engage in any activities that compete with the business in which the Company is now involved or proposes to be involved, and I will not assist any other person or entity to engage in any business that competes with the business in which the Company is now involved or proposes to be involved. In particular, such non-competition includes, but not limited to, within the Non-Competition Period, I will not operate for myself any business that will compete with the business of the Company, nor will I take an occupation (including but not limited to being a director, manager, employee or consultant, whether full-time or part-time) in any company or entity whose business will compete with the business of the Company.

(c) I agree that, upon effectiveness of this Non-Competition Agreement, during the Non-Competition Period, whether with or without cause, either for the benefit of myself or any other person or entity, or jointly with any other person or entity, I shall not by any means, directly or indirectly, (i)solicit, induce, recruit or encourage any of the Company’s employees and/or any employee of any other group members to leave their employment, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees and/or any employee of any other group member; or (ii) solicit any customer or former customer of the Company and/or any other group member to procure its business.

3. Compensation and Payment

(a) I agree to take the compensation made by the Company for my non-competition obligations upon effectiveness of this Non-Competition Agreement. The amount of the compensation shall be calculated as follows: my monthly salary provided in my last employment contract with the Company *3.

(b) I agree that, upon effectiveness of this Non-Competition Agreement, I will draw the compensation at the time and in the manner as specified hereunder:

(i) I agree that, I shall provide the Company with the following documents and materials before I draw the compensation each time: When my employment with the Company terminates, if I take any occupation from any new entity (including leaving this new entity to take jobs from others) during the Non-Competition Period, I will deliver to the Company a photocopy of the employment contract (or other instruments or agreements setting forth the employment or service relationship) with such new entity/entities and the original copy of the monthly social insurance payment receipt issued by the social security department; if I am unemployed during the Non-Competition Period, I will deliver to the Company valid unemployment certification. I acknowledge and agree that, my provision of all true and valid documents and materials in accordance with this Article is a condition precedent for the Company’s payment of the compensation in accordance with the following provisions.

(ii) I agree that, during the Non-Competition Period, I shall draw the monthly compensation before the last business day of each month at the Company’s site. The monthly compensation shall be my monthly salary provided in my last employment contract with the Company *3/6.

(iii) I acknowledge and agree that, it is not only my right and but also my obligation to draw the compensation as agreed herein. In the event that I do not draw the compensation or fail to draw the compensation on time for any reason attributable to myself, the performance of my obligations under this Non-Competition Agreement shall not be affected.

(c) Notwithstanding the above, I agree that, the above provisions regarding the compensation shall not take any effect if the Company does not require me to perform the non-competition obligations by notice.

(d) Notwithstanding the above, I agree that, if any competent court, duly formed arbitral tribunal, or competent government authority rules that any of the obligations under this Article 3 will not become effective until an additional compensation is paid, the Company will have the right to choose at its own discretion to pay such additional compensation or to exempt me from my non-competition obligations. If a competent court or duly formed arbitral tribunal rules that any of the provisions of this Article 3 is unenforceable by reason of its execution for too long a period of time, over too large a geographic area, or over too great a range of activities, then such provision should be interpreted to be only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.

4. Liquidated damages

I agree to pay the Company ten times of the total amount of the compensation set forth in Article 3 (a) above as liquidated damages if I breach any of my non-competition obligations, and the agreement on the liquidated damages and the execution thereof shall not affect the performance of any of my obligations under this Non-Competition Agreement.

In the event that the actual losses caused to the Company by my breach of my non-competition obligations exceed the above liquidated damages, I agree to pay the damages to the Company according to the following schedule:

(i)	the amount of damages payable to the Company shall be equivalent to the actual economic losses resulting from my breach and suffered by the Company;

(ii)	the amount of damages payable to the Company shall be equivalent to the benefit obtained by me in the event that the actual losses suffered by the Company is not assessable;

(iii)	I shall also reimburse the reasonable fees paid by the Company in connection with the investigation of my breach, including but not limited to the investigation fee, evaluation fee, attorneys’ fees and litigation fee.

I HAVE READ THE ABOVE AGREEMENT THOROUGHLY AND UNDERSTAND THE MEANING OF ALL OF THE TERMS THEREIN WITHOUT ANY DISAGREEMENT.

IN WITNESS WHEREOF, this Non-Competition Agreement has been duly signed on Column A.

Signature of Employee:	The Company (Common Seal affixed hereto):

/s/ Column B	[seal: Column D]

Identification Card Number:

Column C

	Column A	Column B	Column C	Column D
1	July 1, 2009	Zhang Bang	320502196804142031	Mai Wang Information Technology (Shanghai) Co., Ltd.
2	July 1, 2010	Wang Zhen	N/A	Shanghai Mecox Lane International Mailorder Co., Ltd.
3	August 23, 2010	Zhang Yan	220104197110180617	Mecox Lane Technology (China) Limited
4	August 23, 2010	Wu Yili	N/A	Mecox Lane Technology (China) Limited
5	August 23, 2010	Pu Sijie	N/A	Mecox Lane Technology (China) Limited